Exhibit 4.2

CITIGROUP INC.

and

THE BANK OF NEW YORK MELLON

FIFTH SUPPLEMENTAL INDENTURE

Dated as of January 9, 2026

Supplemental to Indenture dated as of October 7, 1996

providing for the issuance of Subordinated Debentures

FIFTH SUPPLEMENTAL INDENTURE dated as of January 9, 2026 (this “Fifth Supplemental Indenture”), between Citigroup Inc., a Delaware corporation (as successor to the issuer) (the “Company”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as trustee (as successor trustee) (the “Trustee”) under the Indenture dated as of October 7, 1996 (as previously amended and supplemented from time to time, the “Indenture”).

WHEREAS, pursuant to Section 9.1(8) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Securities (each as defined in the Indenture) of any series in any material respect;

WHEREAS, the Company desires to enter into this Fifth Supplemental Indenture and hereby requests that the Trustee enter into the same;

WHEREAS, the Company has determined that entering into this Fifth Supplemental Indenture will not adversely affect the interests of the current Holders of Securities of any series under the Indenture in any material respect;

WHEREAS, all acts and requirements necessary to make this Fifth Supplemental Indenture the legal, valid and binding obligation of the Company have been done;

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE ONE

Modifications

Section 1.01. Section 1.1 of the Indenture is hereby amended and restated to replace the definition of “Officers’ Certificate” with the following:

“Officers’ Certificate” means a certificate signed by the Chairman or Vice Chairman of the Board, the President, a Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or the Head of Capital Markets of the Company and by a Deputy Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

Section 10.4 of the Indenture is hereby amended and restated as follows: “The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement signed by the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company, stating that:

(a) a review of the activities of the Company during such year with regard to its compliance with this Indenture has been made under his or her supervision; and

(b) to the best of his or her knowledge, based on such review, the Company has fulfilled all its obligations under this Indenture through-out such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to him or her and the nature and status thereof.”

ARTICLE TWO

Miscellaneous

Section 2.01. The Trustee accepts the trusts created by this Fifth Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Fifth Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.02. Capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the meanings given to such terms in the Indenture.

Section 2.03. Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this Fifth Supplemental Indenture to be signed by one of its officers thereunto duly authorized as of January 9, 2026.

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name:	Elissa Steinberg
Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Vice President